Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
July 27, 2017

DELUXE REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS
Revenue increased 7.7% over last year - exceeded high end of outlook
Diluted EPS $1.22; Adjusted diluted EPS $1.29 - exceeded high end of adjusted EPS outlook
Declares regular quarterly dividend

St. Paul, Minn. – July 27, 2017 – Deluxe Corporation (NYSE: DLX), a leader in providing small businesses and financial institutions with products and services to drive customer revenue, announced its financial results for the second quarter ended June 30, 2017. Key financial highlights include:

	Q2 2017	Q2 2016	% Change
Revenue	$485.2 million	$450.6 million	7.7%
Net Income	$59.6 million	$58.4 million	2.1%
Diluted EPS – GAAP	$1.22	$1.18	3.4%
Adjusted Diluted EPS – Non-GAAP	$1.29	$1.20	7.5%

A reconciliation of diluted earnings per share (EPS) on a GAAP basis and adjusted diluted EPS on a non-GAAP basis is provided after the Forward-Looking Statements.

Revenue exceeded the Company’s prior outlook driven by strong performance by all three segments. GAAP diluted EPS was $0.01 below the range of the prior outlook and included aggregate charges of $0.07 per share for an asset impairment charge, restructuring and transaction-related costs. The asset impairment charge related to a small business distributor that was sold during the quarter. Excluding these charges, adjusted diluted EPS exceeded the range of the prior outlook due primarily to a favorable product mix in Small Business Services.

“We are pleased with our results in the second quarter, growing both revenue and earnings,” said Lee Schram, CEO of Deluxe. “While there appear to be mixed economic signals at a macro level, our strategy continues to deliver strong results, growing marketing solutions and other services revenue 26 percent over last year and now comprising over 38 percent of our total revenue. We believe we are well positioned as we enter the back half of the year to continue to deliver year-over-year growth in revenue, earnings and operating cash flow.”

Second Quarter 2017 Highlights:

•
Revenue increased 7.7% year-over-year, driven by Small Business Services which grew 5.1% and includes the results of several small tuck-in acquisitions and from growth in Financial Services of 18.9% driven by the results of FMCG Direct and Data Support Systems, which were acquired in the fourth quarter of 2016 and RDM Corporation, which was acquired in April 2017.

•	Revenue from marketing solutions and other services increased 26.3% year-over-year and grew to 38.2% of total revenue in the quarter.

•
Gross margin was 63.1% of revenue, compared to 64.5% in the second quarter of 2016. The impact of acquisitions, increased delivery and material costs this year, and a favorable adjustment from an environmental reserve in 2016, were only partially offset by previous price increases and continued improvements in manufacturing productivity.

•
Selling, general and administrative (SG&A) expense increased 4.8% from last year primarily due to additional SG&A expense from acquisitions which was partially offset by continued cost reduction initiatives in all segments. SG&A as a percent of revenue was 42.9% in the quarter compared to 44.1% last year.

•
Operating income increased 2.6% year-over-year. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods and an asset impairment charge in 2017, increased 6.7% year-over-year primarily from price increases and continued cost reduction initiatives, partially offset by the continuing decline in check and forms usage.

•
Diluted EPS increased 3.4% year-over-year. Excluding restructuring and transaction-related costs in both periods and the asset impairment charge in 2017, adjusted diluted EPS increased 7.5% year-over-year driven by favorable operating performance.

Segment Highlights
Small Business Services

•
Revenue of $302.9 million was slightly better than our expectations and increased 5.1% year-over-year due primarily to increased marketing solutions and other services revenue, partially offset by the decline in check and forms usage. From a channel perspective, revenue increased in the online, major accounts, and Canada, including benefits from previous price increases.

•
Operating income of $54.8 million increased $5.9 million from last year. Adjusted operating income, which excludes restructuring and transaction-related costs in both periods and an asset impairment charge in 2017, increased $8.6 million or 2.0 points year-over-year due to price increases, continued cost reductions, favorable product mix and lower brand awareness spending, partially offset by the decline in check and forms usage and a favorable impact from an environmental reserve adjustment in 2016.

Financial Services

•
Revenue of $147.7 million was in line with our expectations and increased 18.9% year-over-year primarily due to growth in marketing solutions and other services, which includes incremental revenue from the acquisitions of RDM Corporation in April 2017 and FMCG Direct and Data Support Systems in the fourth quarter of 2016. Revenue also benefitted from the impact of price increases. These increases in revenue were partially offset by the secular decline in check usage.

•
Operating income of $26.8 million decreased $2.2 million compared to last year. Adjusted operating income decreased $1.0 million or 4.5 points compared to last year driven by the secular decline in check usage and the loss of revenue and operating income from Deluxe Rewards highlighted on the fourth quarter earnings call. Recent acquisitions, even though they were slightly accretive to operating income including acquisition amortization, drove 3.5 points of the unfavorable variance. These items were partially offset by continued benefits of cost reductions and price increases.

Direct Checks

•	Revenue of $34.6 million was in line with our expectations and declined 9.4% year-over-year due primarily to the secular decline in check usage.

•	Operating income of $11.7 million decreased $1.3 million or 0.2 points compared to last year primarily due to lower order volume, partly offset by cost reductions.

Other Highlights

•	Cash provided by operating activities for the first half of 2017 was $151.6 million, an increase of $23.3 million compared to 2016.

•	The Company repurchased $15.1 million of common stock in open market transactions during the quarter, bringing the year-to-date stock repurchase total to $30.1 million.

•
At the end of the second quarter, the company had $720.5 million of total debt outstanding comprised of approximately $406 million outstanding on the revolving credit facility and $313 million in term loans.

•
On July 25, 2017, the Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.30 per share on all outstanding shares of the Company. The dividend will be payable on September 5, 2017 to all shareholders of record at the close of business on August 21, 2017.

Third Quarter 2017:	Current Outlook (7/27/2017)
Revenue	$485 to $493 million
Diluted EPS – GAAP	$1.23 to $1.28
Adjusted Diluted EPS – Non-GAAP	$1.23 to $1.28

Full Year 2017:	Prior Outlook (4/27/2017)	Current Outlook (7/27/2017)
Revenue	$1.945 to $1.975 billion	$1.955 to $1.975 billion
Marketing Solutions & Other Services Revenue	$735 to $755 million	$750 to $760 million
Diluted EPS – GAAP	$5.06 to $5.21	$5.04 to $5.14
Adjusted Diluted EPS – Non-GAAP	$5.15 to $5.30	$5.20 to $5.30
Operating Cash Flow	$330 to $350 million	$335 to $345 million
Contract Acquisition Payments	approx. $23 million	approx. $27 million
Capital Expenditures	approx. $45 million	approx. $45 million
Depreciation and Amortization	approx. $123 million	approx. $123 million
Acquisition-Related Amortization	approx. $75 million	approx. $75 million
Cost and Expense Reductions	approx. $45 million	approx. $45 million
Effective Tax Rate	approx. 32.5%	approx. 32.5%

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing 1-844-634-1443 (access code 43667955). A presentation also will be available via a simultaneous webcast on the investor relations website at www.deluxe.com/investor. Alternatively, an audio replay of the call will be available on the investor relations website or by calling 1-855-859-2056 (access code 43667955).

Upcoming Management Presentations
September 14 - C.L. King Best Ideas Conference in New York, NY

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 5,600 financial institution customers, Deluxe offers industry-leading programs in checks, data analytics and customer acquisition and treasury management solutions including fraud prevention and profitability. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of other payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2016.

Diluted EPS Reconciliation
The Company’s management believes that adjusted diluted EPS provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of certain items during 2017 and 2016 (restructuring, transaction-related costs and asset impairment charges) that impact the comparability of reported net income and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Reported EPS reconciles to adjusted EPS as follows:

	Actual
	Q2 2017	Q2 2016
Reported Diluted EPS	$1.22	$1.18
Asset impairment charges	0.04	—
Restructuring-related costs	0.02	0.02
Transaction-related costs	0.01	—
Adjusted Diluted EPS	$1.29	$1.20

	Outlook
	Q3 2017	Full Year 2017
Reported Diluted EPS	$1.23 to $1.28	$5.04 to $5.14
Asset impairment charges	—	0.11
Restructuring-related costs	—	0.03
Transaction-related costs	—	0.02
Adjusted Diluted EPS	$1.23 to $1.28	$5.20 to $5.30

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended June 30,
	2017		2016
Product revenue	$363.6		$359.8
Service revenue	121.6		90.8
Total revenue	485.2		450.6
Cost of products	(130.6)	(26.9%)	(126.9)	(28.2%)
Cost of services	(48.6)	(10.0%)	(32.9)	(7.3%)
Total cost of revenue	(179.2)	(36.9%)	(159.8)	(35.5%)
Gross profit	306.0	63.1%	290.8	64.5%
Selling, general and administrative expense	(208.3)	(42.9%)	(198.8)	(44.1%)
Net restructuring charges	(1.4)	(0.3%)	(1.1)	(0.2%)
Asset impairment charges	(3.0)	(0.6%)	—	—
Operating income	93.3	19.2%	90.9	20.2%
Interest expense	(5.3)	(1.1%)	(5.2)	(1.2%)
Other income	0.8	0.2%	0.5	0.1%
Income before income taxes	88.8	18.3%	86.2	19.1%
Income tax provision	(29.2)	(6.0%)	(27.8)	(6.2%)
Net income	$59.6	12.3%	$58.4	13.0%

Weighted average dilutive shares outstanding	48.6		49.0
Diluted earnings per share	$1.22		$1.18

Capital expenditures	$11.8		$12.0
Depreciation and amortization expense	30.4		22.8
Number of employees-end of period	5,956		5,981

Non-GAAP financial measure - EBITDA(1)	$124.5		$114.2
Non-GAAP financial measure - Adjusted EBITDA(1)	129.8		115.7

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring, transaction-related costs and asset impairment charges) which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been impacted by acquisitions. Certain transactions in 2017 and 2016 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended June 30,
	2017	2016
Net income	$59.6	$58.4
Interest expense	5.3	5.2
Income tax provision	29.2	27.8
Depreciation and amortization expense	30.4	22.8
EBITDA	124.5	114.2
Restructuring-related costs	1.4	1.2
Transaction-related costs	0.9	0.3
Asset impairment charges	3.0	—
Adjusted EBITDA	$129.8	$115.7

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2017		2016
Product revenue	$735.8		$726.0
Service revenue	237.2		183.9
Total revenue	973.0		909.9
Cost of products	(263.0)	(27.0%)	(257.5)	(28.3%)
Cost of services	(95.4)	(9.8%)	(66.6)	(7.3%)
Total cost of revenue	(358.4)	(36.8%)	(324.1)	(35.6%)
Gross profit	614.6	63.2%	585.8	64.4%
Selling, general and administrative expense	(425.1)	(43.7%)	(400.2)	(44.0%)
Net restructuring charges	(2.4)	(0.2%)	(2.0)	(0.2%)
Asset impairment charges	(8.3)	(0.9%)	—	—
Operating income	178.8	18.4%	183.6	20.2%
Interest expense	(10.1)	(1.0%)	(10.4)	(1.1%)
Other income	1.3	0.1%	0.6	0.1%
Income before income taxes	170.0	17.5%	173.8	19.1%
Income tax provision	(53.4)	(5.5%)	(57.3)	(6.3%)
Net income	$116.6	12.0%	$116.5	12.8%

Weighted average dilutive shares outstanding	48.6		49.1
Diluted earnings per share	$2.38		$2.36

Capital expenditures	$22.8		$22.2
Depreciation and amortization expense	60.1		44.7
Number of employees-end of period	5,956		5,981

Non-GAAP financial measure - EBITDA(1)	$240.2		$228.9
Non-GAAP financial measure - Adjusted EBITDA(1)	252.3		231.5

(1) See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Six Months Ended June 30,
	2017	2016
Net income	$116.6	$116.5
Interest expense	10.1	10.4
Income tax provision	53.4	57.3
Depreciation and amortization expense	60.1	44.7
EBITDA	240.2	228.9
Restructuring-related costs	2.4	2.1
Transaction-related costs	1.4	0.5
Asset impairment charges	8.3	—
Adjusted EBITDA	$252.3	$231.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2017	December 31, 2016	June 30, 2016
Cash and cash equivalents	$34.8	$76.6	$69.6
Other current assets	319.5	321.6	263.4
Property, plant & equipment-net	84.3	86.9	84.9
Intangibles-net	406.0	409.8	297.5
Goodwill	1,134.7	1,105.9	977.1
Other non-current assets	189.5	183.5	176.4
Total assets	$2,168.8	$2,184.3	$1,868.9

Current portion of long-term debt	$39.8	$35.8	$1.0
Other current liabilities	369.4	379.8	294.0
Long-term debt	680.7	722.8	612.8
Deferred income taxes	78.7	85.2	81.0
Other non-current liabilities	51.2	79.7	63.4
Shareholders' equity	949.0	881.0	816.7
Total liabilities and shareholders' equity	$2,168.8	$2,184.3	$1,868.9

Shares outstanding	48.4	48.5	48.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash provided (used) by:
Operating activities:
Net income	$116.6	$116.5
Depreciation and amortization of intangibles	60.1	44.7
Asset impairment charges	8.3	—
Contract acquisition payments	(10.9)	(14.3)
Other	(22.5)	(18.6)
Total operating activities	151.6	128.3
Investing activities:
Purchases of capital assets	(22.8)	(22.2)
Payments for acquisitions	(77.5)	(28.5)
Proceeds from company-owned life insurance policies	—	3.1
Other	4.2	2.1
Total investing activities	(96.1)	(45.5)
Financing activities:
Net change in debt	(39.0)	(21.6)
Dividends	(29.2)	(29.4)
Share repurchases	(30.1)	(30.0)
Shares issued under employee plans	5.9	4.2
Other	(6.1)	(2.7)
Total financing activities	(98.5)	(79.5)
Effect of exchange rate change on cash	1.2	3.9
Net change in cash and cash equivalents	(41.8)	7.2
Cash and cash equivalents: Beginning of period	76.6	62.4
Cash and cash equivalents: End of period	$34.8	$69.6

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2017	2016
Revenue:
Small Business Services	$302.9	$288.2
Financial Services	147.7	124.2
Direct Checks	34.6	38.2
Total	$485.2	$450.6

Operating income:(1)
Small Business Services	$54.8	$48.9
Financial Services	26.8	29.0
Direct Checks	11.7	13.0
Total	$93.3	$90.9

Operating margin:(1)
Small Business Services	18.1%	17.0%
Financial Services	18.1%	23.3%
Direct Checks	33.8%	34.0%
Total	19.2%	20.2%

	Six Months Ended June 30,
	2017	2016
Revenue:
Small Business Services	$611.0	$578.4
Financial Services	288.5	251.5
Direct Checks	73.5	80.0
Total	$973.0	$909.9

Operating income:(1)
Small Business Services	$107.4	$100.1
Financial Services	47.1	55.8
Direct Checks	24.3	27.7
Total	$178.8	$183.6

Operating margin:(1)
Small Business Services	17.6%	17.3%
Financial Services	16.3%	22.2%
Direct Checks	33.1%	34.6%
Total	18.4%	20.2%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(1) Operating income includes the following restructuring and transaction-related costs in all periods and asset impairment charges in 2017:

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Small Business Services	$3.6	$0.9	$10.0	$1.7
Financial Services	1.7	0.5	2.1	0.7
Direct Checks	—	0.1	—	0.2
Total	$5.3	$1.5	$12.1	$2.6

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and six months ended June 30, 2017 and 2016. The Company’s management believes that operating income by segment, excluding restructuring, transaction-related costs and asset impairment charges, provides useful additional information for investors because it provides better comparability of ongoing performance to prior periods given that it excludes the impact of items that impact the comparability of reported operating results and which management believes to be non-indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND TRANSACTION-RELATED COSTS
AND ASSET IMPAIRMENT CHARGES
(In millions)
(Unaudited)

	Quarter Ended June 30,
	2017	2016
Adjusted operating income:(1)
Small Business Services	$58.4	$49.8
Financial Services	28.5	29.5
Direct Checks	11.7	13.1
Total	$98.6	$92.4
Adjusted operating margin:(1)
Small Business Services	19.3%	17.3%
Financial Services	19.3%	23.8%
Direct Checks	33.8%	34.3%
Total	20.3%	20.5%

	Six Months Ended June 30,
	2017	2016
Adjusted operating income:(1)
Small Business Services	$117.4	$101.8
Financial Services	49.2	56.5
Direct Checks	24.3	27.9
Total	$190.9	$186.2
Adjusted operating margin:(1)
Small Business Services	19.2%	17.6%
Financial Services	17.1%	22.5%
Direct Checks	33.1%	34.9%
Total	19.6%	20.5%

(1) Reported operating income reconciles to operating income excluding restructuring and transaction-related costs in all periods and asset impairment charges in 2017 as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reported operating income	$93.3	$90.9	$178.8	$183.6
Restructuring, transaction-related costs and asset impairment charges:
Small Business Services	3.6	0.9	10.0	1.7
Financial Services	1.7	0.5	2.1	0.7
Direct Checks	—	0.1	—	0.2
Total	5.3	1.5	12.1	2.6
Adjusted operating income	$98.6	$92.4	$190.9	$186.2

# # #